LEMMINKÄINEN CORPORATION      STOCK EXCHANGE RELEASE 21 DECEMBER 2017 AT 1:00 P.M.
LEMMINKÄINEN’S FINANCIAL REPORTING IN 2018
Lemminkäinen Corporation will publish its financial reports in 2018 as follows:
•	Financial statements bulletin for 2017 will be published on Thursday 1 February 2018.
•	Lemminkäinen’s Annual report for 2017 will be published during week 8 in 2018. The Annual report includes the financial statements and the Board of Directors’ report.
The Boards of Directors of Lemminkäinen Corporation (“Lemminkäinen”) and YIT Corporation (“YIT”) have on 19 June 2017 agreed on combining the companies through a statutory absorption merger under the Finnish Companies Act. Pursuant to the merger plan, Lemminkäinen shall be merged into YIT so that all assets and liabilities of Lemminkäinen shall be transferred without a liquidation procedure to YIT, and Lemminkäinen will be dissolved. The completion of the merger is still subject to, inter alia, merger control approval from the Finnish Competition and Consumer Authority (“FCCA”). The FCCA’s investigation on the merger of Lemminkäinen and YIT is still pending and the FCCA has been granted an extension from the Finnish Market Court until 26 January 2018. Due to the granting of the extension, the merger will likely be completed on 1 February 2018, at the earliest. Lemminkäinen will complete its schedule for financial reporting after there is more detailed information available on the merger schedule.
Lemminkäinen observes a silent period prior to publication of its financial reports. The silent period begins at the end of each quarter and applies until the publication of the financial report. The silent period shall, however, always include at least 30 calendar days immediately preceding the publication of the financial report, as the case may be. During this period Lemminkäinen does not comment on the financial situation or future outlook of the Group and does not meet with representatives of the capital markets or financial media.
LEMMINKÄINEN CORPORATION
Corporate Communications
ADDITIONAL INFORMATION:
Ilkka Salonen, CFO
Tel. +358 2071 53304
ilkka.salonen@lemminkainen.com
DISTRIBUTION:
Nasdaq Helsinki Ltd
Key media
www.lemminkainen.com
Lemminkäinen is an expert in complex infrastructure construction and building construction in Northern Europe and one of the largest paving companies in its market. Together with our customers and 4,700 professionals we employ, we build a sustainable society. In 2016, our net sales were EUR 1.7 billion. Lemminkäinen Corporation’s share is quoted on Nasdaq Helsinki Ltd. www.lemminkainen.com

Notice to Lemminkäinen Shareholders in the United States
The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.
YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.
Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.